UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 4, 2013

 ASPECT SOFTWARE GROUP HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	333-170936	98-0587778
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
300 Apollo Drive
Chelmsford, Massachusetts 01824
(Address of principal executive offices, zip code)
(978) 250-7900
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 4, 2013, Aspect Software Inc., a Delaware corporation (“Aspect”), Voice Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Aspect (“Merger Sub”), and Voxeo Corporation, a Delaware corporation (“Voxeo”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Voxeo, with Voxeo becoming a wholly owned subsidiary of Aspect (the “Merger”). The purchase price is $145 million, subject to customary adjustments for items such as working capital, cash, and certain specified payments. A portion of the purchase price will be set aside to satisfy certain indemnification obligations.
Completion of the Merger is subject to customary conditions, including without limitation, required Voxeo stockholder approvals, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the absence of a material adverse effect on Voxeo.
Aspect and Voxeo have made customary representations, warranties and covenants in the Merger Agreement, including without limitation covenants by Voxeo to conduct its business in the ordinary course and to comply with certain specific operating covenants during the pendency of the Merger. Voxeo has agreed not to solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer that would reasonably be expected to lead to an alternative proposal for the acquisition of Voxeo, enter into, continue or otherwise participate in any discussions or negotiations regarding such an alternative proposal or furnish any nonpublic information to any person that has made, or would reasonably be expected to make, such an alternative proposal. The Merger Agreement contains certain indemnification obligations with respect to breaches of representations, warranties and covenants and certain other specified items.
The Merger Agreement contains certain termination rights for both Voxeo and Aspect. Upon termination of the Merger Agreement under specified circumstances Aspect will be required to pay Voxeo a termination fee of approximately $10 million.
The foregoing summary description of the Proposal, the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the first amendment to the Merger Agreement, which are included as Exhibits 2.1 and 2.2 to this Current Report on Form 8-K and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description of Exhibit
2.1
Agreement and Plan of Merger dated as of July 4, 2013, by and among Aspect Software, Inc., Voice Merger Sub, Inc., Voxeo Corporation, Shareholder Representative Services LLC, as representative and Aspect Software Group Holdings Ltd

2.2	First Amendment to Agreement and Plan of Merger

Forward Looking Statements

Certain statements contained in this document are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995, including but not limited to, statements about the benefits of the proposed transaction and combined company, including future synergies, plans, objectives, expectations and intentions and other statements relating to the proposed transaction and the combined company that are not historical facts. Where possible, the words “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “planned,” “estimated,” “potential,” “goal,” “outlook,” “may,” “predicts,” “could,” or the negative of such terms, or other comparable expressions, as they relate to Aspect, Voxeo and the combined company after completion of the proposed business combination.

A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement and plan of merger for the business combination (the “Merger Agreement”); (2) the inability to complete the transactions contemplated by the agreement due to the failure to satisfy the conditions to closing in the Merger Agreement; (3) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; (4) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its management and key employees; (5) costs related to the proposed business combination; (6) changes in applicable laws or regulations; (7) the possibility that Aspect may be adversely affected by other economic, business, and/or competitive factors; and (8) other risks and uncertainties indicated in Aspect's filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Aspect and Voxeo undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPECT SOFTWARE GROUP HOLDINGS LTD.
Date: July 10, 2013	By:	/s/ Robert J. Krakauer
		Name:	Robert J. Krakauer
		Title:	Executive Vice President and Chief Financial Officer